EXHIBIT 99

               AMERICAN MEDICAL ALERT CORP. ANNOUNCES PRELIMINARY
                           2000 RESULTS OF OPERATIONS

American Medical Alert Corp. (Oceanside, New York, April 4, 2001) - American Medical Alert Corp. (NASDAQ: SC-AMAC), an innovative provider of Personal Emergency Response Systems, today announced that it expects, when its financial statements are finalized, to report a net loss of approximately $500,000 for the year ended December 31, 2000 compared to net income of $875,559 for the year ended December 31, 1999.

The Company  attributed the change in its results of operations to increases in:
(i) costs of sales due, in part, to inventory shrinkage, the write-off of obsolete inventory, the redesign of the Company's model 800 PERS resulting in part from an expansion into geographic areas, including rural areas, where telephone line conditions would not support the Company's equipment and (ii) selling, general and administrative expenses due, in part, to legal costs associated with the Company's ongoing protest of the preliminary recommendation by the Human Resources Administration of the City of New York to award a contract for PERS services to another vendor, bad debt expense, hiring additional personnel to expand and enhance the Company's infrastructure and entry into additional markets. In addition, AMAC reported that it is not in compliance with certain covenants under its bank loan agreement. AMAC's management is working with its bank lender to identify, cure and/or waive covenants with which AMAC is not in compliance.

AMAC is a leading provider of medical response and 24-hour on-call-monitoring services to assist the health care community in providing at-risk patients with instant access to assistance from trained professionals. The Company is vertically integrated with involvement in all phases of service delivery including product design and development, manufacturing and testing, field service and 24-hour monitoring. Through a diversified marketing and referral network, AMAC markets its products to over 500 hospitals, home care providers, physicians, ambulance companies, medical equipment suppliers, state social services agencies, health maintenance organizations, as well as directly to consumers.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward looking statements are set forth in the Company's filings with the Securities and Exchange Commission
(SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to competition, technological development, and trademarks.

 Contact:
 American Medical Alert Corp.
 Randi Baldwin, Director of Marketing
 Tel: 516.536.5850
 Email: randi.baldwin@amacalert.com
        ---------------------------
 Web Site - http://www.amacalert.com
           -------------------------

                                       2